EXHIBIT 4.19

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER AND ANY SUBSEQUENT TRANSFEREE HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) THE PURCHASER IS NOT ACQUIRING OR HOLDING SUCH SECURITY OR AN INTEREST THEREIN WITH THE ASSETS OF (A) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED FROM TIME TO TIME, AND THE REGULATIONS PROMULGATED OR ISSUED THEREUNDER (“ERISA”)) THAT IS SUBJECT TO ERISA, (B) A “PLAN” DESCRIBED IN SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (C) ANY ENTITY DEEMED TO HOLD “PLAN ASSETS” OF ANY OF THE
FOREGOING BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN SUCH ENTITY OR (D) A GOVERNMENTAL PLAN OR CHURCH PLAN SUBJECT TO SUCH PROVISIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”) OR (II) THE ACQUISITION AND HOLDING OF SUCH SECURITY BY THE PURCHASER, THROUGHOUT THE PERIOD THAT IT HOLDS SUCH SECURITY AND THE DISPOSITION OF SUCH SECURITY OR AN INTEREST THEREIN WILL NOT CONSTITUTE OR RESULT IN A NON EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, A BREACH OF FIDUCIARY DUTY UNDER ERISA OR A VIOLATION OF ANY PROVISIONS OF ANY APPLICABLE SIMILAR LAW
UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM, LUXEMBOURG” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS SECURITY IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO USB NOMINEES (UK) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.
UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR CERTIFICATES IN DEFINITIVE REGISTERED FORM, THIS CERTIFICATE MAY NOT BE

TRANSFERRED EXCEPT AS A WHOLE (A) BY EUROCLEAR/CLEARSTREAM TO A NOMINEE THEREOF OR (B) BY A NOMINEE THEREOF TO EUROCLEAR/CLEARSTREAM OR ANOTHER NOMINEE OF EUROCLEAR/ CLEARSTREAM OR (C) BY EUROCLEAR/CLEARSTREAM OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
SEE REVERSE FOR CERTAIN DEFINITIONS

NUMBER 1	€259,921,000

REGISTERED	ISIN XS1389996882

NEWELL BRANDS INC.
3¾% Senior Notes due October 1, 2021
Newell Brands Inc., a corporation duly organized and existing under the laws of the State of Delaware (formerly known as Newell Rubbermaid Inc., the “Company”), for value received, hereby promises to pay to USB Nominees (UK) Limited, as nominee of a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking or registered assigns, the principal sum of TWO HUNDRED FIFTY-NINE MILLION NINE HUNDRED TWENTY-ONE THOUSAND EUROS (€259,921,000) on October 1, 2021 and to pay interest, semi-annually in arrears on April 1 and October 1 of each year (each, an “Interest Payment Date”), commencing April 1, 2017 on said principal sum at the rate of 3¾% per annum, from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from April 20, 2016, until payment of said principal sum has been made or duly made available for payment. The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the Person in whose name this Security is registered at the close of business on the March 15 or September 15, as the case may be (whether or not a Business Day) (each, a “Record Date”), next preceding such Interest Payment Date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. The principal of and interest on this Security are payable in such coin or currency of the European Monetary Union as at the time of payment is legal tender for payment of public and private debts at the office of Elavon Financial Services DAC, UK Branch (f/k/a Elavon Financial Services Limited, UK Branch), the London paying agent (the “Place of Payment”), and at such other locations as the Company may from time to time designate, or as provided for in said Indenture. Any interest not punctually paid or duly provided for shall be payable as provided in said Indenture.

Reference is made to the further provisions of this Security set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee by the manual signature of one of its authorized signatories, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.
[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, THE COMPANY HAS CAUSED THIS INSTRUMENT TO BE DULY EXECUTED.
Dated: October 26, 2016
NEWELL BRANDS INC.

By: ___________________________f
Name: Amitabh Singh
Title: Senior Vice President, Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association, as Trustee,
certifies that this is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

By: _______________________
Authorized Signatory

Dated: October 26, 2016

[Signature Page to Global Note – 3¾%]

NEWELL BRANDS INC.
3¾% Senior Notes due October 1, 2021
This Security is one of a duly authorized issue of Securities of the Company designated as its 3¾% Senior Notes due October 1, 2021 (Securities of such series being hereinafter called the “Securities”), limited in initial aggregate principal amount to €271,851,000, issued under the indenture dated as of November 19, 2014 (hereinafter called the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture with respect to the Securities of this series), to which Indenture reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and any Holder of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered.
Except as otherwise provided in the Indenture, this Security will be issued in global form only, registered in the name of USB Nominees (UK) Limited or its nominee. This Security will not be issued in definitive form, except as otherwise provided in the Indenture, and ownership of this Security shall be maintained in book-entry form by USB Nominees (UK) Limited for the accounts of participating organizations of USB Nominees (UK) Limited.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on this Security at the times, place and rate, and in the coin and currency, herein prescribed.
Payment of Additional Amounts
All payments of principal and interest on the Securities by the Company will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), unless the withholding of such taxes, assessments or other governmental charge is required by law or the official interpretation or administration thereof. We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Securities such additional amounts (the “additional amounts”) as are necessary in order that the net payment by us of the principal of and interest on such Securities to a Holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by any Relevant Taxing Jurisdiction, will not be less than the amount provided in such Securities to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

1.
to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over ,an estate or trust administered by a fiduciary holder, being considered as:

a.	being or having been engaged in a trade or business in the United States or having had a permanent establishment in the United States;

b.
having a current or former connection with the Relevant Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of such Securities, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the Relevant Taxing Jurisdiction;

c.
being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

d.
being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

e.
being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provisions;

2.
to any Holder that is not the sole beneficial owner of such Securities, or a portion of such Securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3.	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder, or beneficial owner or any other person to (a) submit an applicable IRS Form W-8 (with any required attachments) to establish the status as a non- United States person as required for purposes of the portfolio interest exemption or IRS Form W-9 to establish the status as a United States person, or comply with other certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the Holder or beneficial owner of such Securities, if compliance is required by statute, by regulation of the Relevant Taxing Jurisdiction or by an applicable income tax treaty to which the Relevant Taxing Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge or (b) comply with any informational gathering and reporting requirements or take any similar actions (including entering into any agreement with the IRS), in each case, that are required to obtain the maximum available exemption from withholding by a Relevant Taxing Jurisdiction that is available to payments received by or on behalf of the Holder;

4.	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

5.
to any tax, assessment or other governmental charge that would not have been imposed or withheld but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

6.	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

7.
to any withholding or deduction that is imposed on a payment and that is required to be made pursuant to any European Union Directive on the taxation of savings, including the European Council Directive 2003/4S/EC or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives;

8.
to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

9.	to any tax, assessment or other governmental charge that would not have been imposed or levied but for the presentation by the Holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

10.
to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing such Securities in the ordinary course of its lending business or (ii) that is neither (A) buying such Securities for investment purposes only nor (B) buying such Securities for resale to a third-party that either is not a bank or holding such Securities for investment purposes only;

11.
to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code as of the issue date (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471 (b) of the Code, any intergovernmental agreement, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

12.	in the case of any combination of items (1) through (11) above.
The Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Securities. Except as specifically provided hereunder, we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
“United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Optional Redemption
The Securities will be redeemable in whole or in part, at the option of the Company at any time and from time to time prior to maturity (any such date of redemption, the “Redemption Date”), on not less than 30 or more than 60 days’ notice mailed to Holders of the Securities being redeemed, at a redemption price (the “Redemption Price”) equal to the greater of (a) 100% of the principal amount of the Securities being redeemed on the Redemption Date and (b) the sum of the present values of the remaining unscheduled payments of principal and interest on the Securities being redeemed on the Redemption Date, computed using a discount rate equal to the Bund Rate as of such Redemption Date, plus 50 basis points, plus in each case, accrued and unpaid interest, if any, to the Redemption Date. Notwithstanding the foregoing, installments of interest on Securities that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the Holders as of the close of business on the relevant Record Date. Once notice of redemption is mailed, the Securities called for redemption will become due and payable on the Redemption Date and at the Redemption Price, plus accrued and unpaid interest to the Redemption Date. The Securities will be redeemed in increments of €1,000. No Securities having principal of less than the Minimum Denomination shall be redeemed in part.
“Bund Rate” means, with respect to any redemption date for the Securities, the mid-market yield, under the heading which represents the average for the immediately prior week, appearing on Reuters page AABBUND01, or its successor, for the maturity corresponding to October 1, 2021 (if no maturity date is within three months before or after October 1, 2021, yields for the two published maturities most closely corresponding to October 1, 2021 shall be determined and the Bund yield shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). The Bund Rate shall be calculated by the Company on the third business day preceding such redemption date.
Redemption for Tax Reasons
If, (a) as a result of any change in, or amendment to the laws (or any regulations or rulings promulgated under the laws) of any Relevant Taxing Jurisdiction, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced or becomes effective on or after the date hereof, we become or, based on a written independent opinion of counsel selected by the Company, are likely to become obligated to pay additional amounts as described under “Payment of Additional Amounts” with respect to the Securities, or (b) any act is taken by a Relevant Taxing Jurisdiction on or after April 20, 2016 whether or not such act is taken with respect to us or any affiliate, that results in us being required or, based upon a written opinion of independent counsel selected by the Company, being likely to be required to pay such additional amounts, then we may at any time at our option redeem, in whole, but not in part, the Securities on not less than 15 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Securities being redeemed to, but excluding, the Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Securities, or any portion of the Securities, called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with Elavon Financial Services DAC, UK Branch (f/k/a Elavon Financial Services Limited, UK Branch) money sufficient to pay the Redemption Price of and accrued interest on the Securities to be redeemed on such date. If less than all the Securities are to be redeemed, the Securities to be redeemed shall be selected by lot by Euroclean/Clearstreem or, if the Securities are not represented by a global security, by such method as the Trustee shall deem fair and appropriate.
Notice of redemption will be mailed to Holders of Securities to be redeemed by first-class mail (or otherwise transmitted in accordance with the applicable procedures of Euroclear/Clearstream) at least 30 and not more than 60 days prior to the date fixed for redemption. Unless the Company defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Securities or portions thereof called for redemption. On or before the Redemption Date, the Company will deposit with the paying agent or set aside, segregate and hold in trust (if the Company is acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, the Securities to be redeemed on that Redemption Date. If fewer than all of the Securities are to be redeemed, the Trustee will select, not more than 60 days prior to the Redemption Date, the particular Securities or portions thereof for redemption from the outstanding Securities not previously called by such method as the Trustee deems fair and appropriate and in accordance with the applicable procedures of the common depositary; provided, however, that no Securities of a principal amount of €100,000 or less shall be redeemed in part.
Change of Control
If a Change of Control Triggering Event occurs with respect to the Securities, unless the Company has exercised its option to redeem the Securities through an optional redemption or redeem the Securities as described above by mailing notice of such redemption to the Holders of the Securities being redeemed, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of Securities to repurchase all of that Holder’s Securities or any part of that Holder’s Securities such that the principal amount that remains Outstanding of any Security not repurchased in full equals €100,000 or an integral multiple of €1,000 in excess thereof. In a Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased, plus accrued and unpaid interest, if any, on the Securities repurchased to the date of repurchase (a “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to Holders of the Securities describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.
In order to accept the Change of Control Offer, the Holder must deliver to the Paying Agent, at least three Business Days prior to the Change of Control Payment Date, this Security together with the form entitled “Election Form” (which form is annexed hereto) duly completed, or a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States setting forth:

(i)	the name of the Holder of this Security;

(ii)	the principal amount of this Security;

(iii)	the principal amount of this Security to be repurchased;

(iv)	the certificate number or a description of the tenor and terms of this Security;

(v)	a statement that the Holder is accepting the Change of Control Offer; and

(vi)
a guarantee that this Security, together with the form entitled “Election Form” duly completed, will be received by the Paying Agent at least three Business Days prior to the Change of Control Payment Date.

Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of this Security, but in that event the principal amount of this Security remaining outstanding after repurchase must be equal to €100,000 or an integral multiple of €1,000 in excess thereof.
Upon the Change of Control Payment Date, the Company will, to the extent lawful: (a) accept for payment all Securities or portions of Securities properly tendered and not withdrawn pursuant to the Change of Control Offer; (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of the Securities properly tendered; and (c) deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.
The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a Default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
The Company will comply with the requirements of Rule 14e-l under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions contained herein, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions contained herein by virtue of any such conflict.
For purposes of the Change of Control Offer provisions, the following terms will be applicable:
“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the Securities were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Fitch” means Fitch Inc., and its successors.
“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and a rating equal to or higher than BBB- (or the equivalent) by S&P, and a rating equal to or higher than the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Rating Agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
“Rating Event” means, that on any day during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), the Securities cease to have an Investment Grade Rating from at least two of the three Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the Securities at the commencement of any Trigger Period, the Securities will be deemed to have ceased to have an Investment Grade Rating from at least two of the three Rating Agencies during that Trigger Period.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Transfer, Denominations, Exchange
As provided in the Indenture and subject to certain limitations therein set forth, this Security may be registered for transfer on the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency of the Company in the Place of Payment, and at such other locations as the Company may from time to time designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Securities are issuable only as Registered Securities without coupons in the minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof (the “Minimum Denomination”). As provided in the Indenture, and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of different authorized denominations, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Persons Deemed Owners
Except as otherwise provided in the Indenture, prior to due presentment for registration of transfer of this Security, the Company, the Trustee, the Security Registrar, the Paying Agent and any agent of any one thereof may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee, the Security Registrar, the Paying Agent nor any such agent shall be affected by notice to the contrary.
Additional Securities
The Company may from time to time, without notice to or the consent of the registered Holders of the Securities, create and issue further Securities ranking equally and ratably with the Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Securities or except for the first payment of interest following the issue date of such further Securities), so that such further Securities shall be consolidated and form a single series with the Securities and shall have the same terms as to status, redemption or otherwise as the Securities.
Defaults and Remedies
If an Event of Default, as defined in the Indenture, with respect to the Securities shall occur, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company with respect to the Securities and the rights of the Holders of the Securities under the Indenture at any time by the Company with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not a notation of such consent or waiver is made upon this Security.

No recourse shall be had for the payment of the principal of or premium, if any, or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.
Discharge
The Company at its option, subject to the terms and conditions contained in the Indenture, (a) will be discharged from any and all obligations in respect of the Securities (except for certain obligations to register the transfer and exchange of such Securities, to replace mutilated, destroyed, lost or stolen Securities, to compensate, reimburse and indemnify the Trustee, to maintain an office or agency with respect to the Securities and to hold moneys for payment in trust) or (b) may omit to comply with certain restrictive covenants contained in the Indenture, in each case upon irrevocable deposit with the Trustee in trust of money or U.S. government securities (as described in the Indenture) or a combination thereof, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to discharge the principal of and premium, if any, and interest on such Securities due on or prior to the Stated Maturity or Redemption Date of such principal and premium, if any, or interest.
Governing Law
This Security shall be governed and construed in accordance with the law of the State of New York, without regard to its conflicts of law principles.
Defined Terms, Abbreviations
Except as otherwise defined herein, all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
Customary abbreviations may be used in the name of a Holder of Securities or an assignee, such as TEN COM (=tenants in common), TEN ENT ( tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act). Additional abbreviations may also be used though not in the above list.

ASSIGNMENT FORM
FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY
OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address
including postal zip code of assignee)
the within Security and all rights thereunder, and hereby irrevocably constitutes and appoints

Attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.
Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

________________________________
ELECTION FORM
TO BE COMPLETED ONLY IF THE HOLDER
ELECTS TO ACCEPT THE CHANGE OF CONTROL OFFER
________________________________
The undersigned hereby irrevocably requests and instructs the Company to repurchase the within Security (or the portion thereof specified below), pursuant to its terms, on the Change of Control Payment Date specified in the Change of Control Offer, for the Change of Control Payment specified in the within Security, to the undersigned, _______________________, at _______________________ (please print or typewrite name and address of the undersigned).
For this election to accept the Change of Control Offer to be effective, the Company must receive, at the address of the Paying Agent set forth below or at such other place or places of which the Company shall from time to time notify the Holder of the within Security, either (i) the within Security with this “Election Form” form duly completed, or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority or a commercial bank or a trust company in the United States setting forth (a) the name of the Holder of the Security, (b) the principal amount of the Security, (c) the principal amount of the Security to be repurchased, (d) the certificate number or description of the tenor and terms of the Security, (e) a statement that the option to elect repurchase is being exercised, and (f) a guarantee stating that the Security to be repurchased, together with this “Election Form” duly completed will be received by the Paying Agent three Business Days prior to the Change of Control Payment Date. The address of the Paying Agent is Elavon Financial Services DAC, UK Branch (f/k/a Elavon Financial Services Limited, UK Branch), 125 Old Broad Street, London, EC2N 1AR.
If less than the entire principal amount of the within Security is to be repurchased, specify the portion thereof (which principal amount must be an integral multiple of €1,000 and such that the principal amount not being repurchased is €100,000 or an integral multiple of €1,000 in excess thereof) which the Holder elects to have repurchased: €_________________.
Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

NAI-1502142521v4